EXHIBIT 16

                            Welch & Associates, Ltd.
                          Certified Public Accountants
                        401 Union Street - Eleventh Floor
                         Nashville, Tennessee 37219-1708
                                  615-254-4834





                                        July 21, 2003


Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:      Volunteer Bancorp, Inc.

We have read the statements that we understand Volunteer Bancorp, Inc. will include under item 4 of the Form 8-K report it will file regarding its recent change of auditors. We agree with such statements made regarding our firm contained in such 8-K. We have no basis to agree or disagree with other statements made under item 4.



Yours truly,

/s/ Welch & Associates, Ltd.

Welch & Associates, Ltd.